Restated Certificate of Incorporation-Page
                        AMENDMENT TO THE
                  CERTIFICATE OF INCORPORATION
                               OF
                       Bio Response, Inc.

Bio   Response,  Inc.  (the  "Corporation"),  pursuant   to   the
requirements of the General Corporation Law of the State of Delaware, as amended, ("GCLD"), hereby certifies:
   1.  The  Amendment  to  the Certificate of  Incorporation  set
   forth  herein  was  duly  adopted  in  a  resolution  of   the
   Corporation's   Board   of   Directors,   submitted   to   the
   Corporation's  stockholders for their approval,  and  approved by a majority vote of the Corporation's stockholders at a meeting called, noticed and held on the 10th day of March 1997.
   2. The number of shares of the Corporation outstanding at the time of such adoption and the number of shares entitled to vote thereon was NINE MILLION, ONE HUNDRED SEVENTY-SIX THOUSAND FIVE HUNDRED FIFTY-FOUR (9,176,554) shares of common stock (the
   "Common Stock"). The holders of FIVE MILLION, THIRTY-NINE THOUSAND, NINE HUNDRED THIRTY-FOUR (5,039,934 shares) of Common Stock were present at the meeting in person or by proxy and each of the amendments set forth herein was approved by the holders of a majority of the Corporations' issued and outstanding shares of Common Stock.
   3. The effective date and time of the Certificate of Amendment shall be 5 p.m. EST on April 2, 1999.
   4.   The   provisions   of   the   original   Certificate   of
   Incorporation  and  all  subsequent  amendments  thereto   are
   hereby superseded by the following amendments:

                           ARTICLE IV
                       AUTHORIZED CAPITAL
    The Corporation shall be authorized to issue a total of Thirty Million (30,000,000) shares of capital stock which shall be subdivided into classes as follows:
(a)Twenty-five Million (25,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $.004 per share, and have the rights, powers and preferences set forth in this paragraph. The Holders of
   Common Stock shall share ratably, with all other classes of common equity, in any dividends that may, from time to time, be declared by the Board of Directors. No dividends may be paid with respect to Corporation's Common Stock, however, until dividend distributions to the holders of Preferred Stock, if any, have been paid in accordance with the certificate or certificates of designation relating to such Preferred Stock. The holders of Common Stock shall share ratably, with all other classes of common equity, in any assets of the Corporation that are available for distribution to the holders of common equity securities of the Corporation upon the dissolution or liquidation of the Corporation. The holders of Common Stock shall be entitled to cast one vote per share on all matters that are submitted for a vote of the stockholders. Effective at 5:00 p.m. EST on April 2,1999, and without any further action by the holders the Common Stock of the Corporation, the NINE MILLION, ONE HUNDRED SEVENTY-SIX THOUSAND FIVE HUNDRED FIFTY-FOUR (9,176,554) issued and outstanding shares of the Corporation's Common Stock shall consolidated or "reverse split" in the ratio of one (1) new share for every thirty-two (32) shares currently held by a stockholder so that the total issued and outstanding capital stock of the Corporation shall consist of THREE HUNDRED THOUSAND (300,000) shares, more or less. No fractional shares shall be issued in connection with the reverse split and all calculations that would result in the issuance of a fractional share shall be rounded up to the nearest whole number. In addition, no stockholder who was the beneficial owner of at least 100 shares on the effective date of this Amendment shall receive fewer than 100 shares of the $.004 par value Common Stock of the Corporation in connection with the implementation of the reverse split and all calculations that would result in the issuance of fewer than 100 shares of Common Stock to such a stockholder shall be rounded up to 100 shares.
(b)Five Million (5,000,000) shares of the Corporation's authorized capital stock shall be denominated as Preferred
   Stock, par value of $.004 per share. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock.
Dated March 24, 1999.

                                                              By:
_/s/_________________
                                        Sally      A.     Fonner,
                                        President    and     Sole
                                        Director